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                                                                    EXHIBIT 10.6
                         AMENDMENT TO AND TERMINATION OF
                                THE PHYCOR, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         THIS AMENDMENT to the PhyCor, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2000, (the "Plan") is made by PhyCor, Inc. ("PhyCor") to be effective as of June 8, 2000.

                                    RECITALS:

         WHEREAS, PhyCor established the Plan effective January 1, 1997, and amended and restated the Plan effective January 1, 2000;

         WHEREAS, PhyCor contemplates the early separation from employment of two of the three Plan participants and desires to amend the Plan to permit for distribution of benefits prior to normal retirement age under these circumstances;

         WHEREAS, PhyCor has determined that, with the separation from employment of two participants, the primary purposes of the Plan have been accomplished and there is insufficient justification for the continuation of the Plan at this time;

         WHEREAS, PhyCor now desires to terminate the Plan and pay out all benefits to the remaining participant after all retirement benefits under the Plan have been paid; and

         WHEREAS, PhyCor may amend the Plan by action of its board of directors and the affected participants have given their consent to the modifications contemplated hereby, to the extent that such consent is required for this amendment to be effective under the terms of the Plan;

         NOW, THEREFORE, pursuant to action taken by the board of directors of PhyCor, the Plan is hereby amended as follows:

1.       SECTION 2.4 IS RESTATED TO PROVIDE THE FOLLOWING:

         2.4 "Commencement Date" means January 1 coinciding with or following the date a Participant attains age 65 and has terminated employment for reasons other than termination for cause, death or retirement described in Section 5.2(c). In the event of a Participant's death, the Commencement Date shall be the date that is as soon as administratively feasible following the date of death. In the event of a termination of employment described in Section 5.2(c), the Commencement Date shall be 30 days following the termination of the Participant's employment with PhyCor and its affiliates, or such other date that is mutually agreed to in writing between the Committee and the Participant.


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2.       A NEW SECTION 5.2(C) IS ADDED TO THE PLAN:

                  (c) In the event of a termination of employment that is not described in Sections 6.2 or 6.4, and prior to a Change in Control, the Normal Retirement Benefit shall be the amount determined under Section 5.2(b)(2).

3.       SECTION 5.6 IS RESTATED TO PROVIDE THE FOLLOWING:

         5.6 Benefits on Plan Termination. The Plan shall be terminated effective on the date that this instrument is executed. After all benefits due under the Plan have been paid due to termination of employment and retirement pursuant to Article V, the remaining Participant(s) shall be paid an amount that is equivalent to the amount that would be determined under Section 5.2(b)(2) had employment been similarly terminated. Thereafter, no further benefits or rights shall accrue or be provided to any Participant.

         IN WITNESS WHEREOF, the undersigned officer has executed this instrument on this 8th day of June, 2000, pursuant to action taken by the board of directors of PhyCor on June 6, 2000, to be effective as of the date first written above.


                                    PHYCOR, INC.



                                    By: /s/ Thompson S. Dent
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                                    Its: President and Chief Executive Officer
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